EXHIBIT 10.53
RedEnvelope, Inc.
ANNUAL BONUS PLAN
I. INTRODUCTION
A.	THE OBJECTIVE OF THE ANNUAL INCENTIVE PLAN is to financially reward employees for their contributions to the success and profitability of RedEnvelope, Inc.

B.	PARTICIPANTS: This plan applies to RedEnvelope, Inc. full-time and part-time employees who 1.) began work on or before the first day of the Company’s fourth fiscal quarter, 2.) are employed on the day bonuses are paid, and 3.) are not enrolled in any other bonus, sales, or incentive plan.

C.	CHANGES IN PLAN: The Company reserves the right to modify the Annual Bonus Plan in total or in part, at any time. Any such change must be in writing and approved by the Compensation Committee of the Board of Directors. The Compensation Committee or plan designers reserve the right to interpret the plan document as needed.

D.	ENTIRE AGREEMENT: This Plan is the entire agreement between RedEnvelope, Inc. and the employee regarding the subject matter of this Plan and supersedes all prior compensation or incentive plans or any written or verbal representations regarding the subject matter of this Plan.
II. BONUS PLAN ELEMENTS
A.	ELIGIBLE EARNINGS are defined as base wages or salary payments, overtime, shift differentials, and payments made for time off. Eligible earnings do not include moving or relocation allowances, educational reimbursements, or other bonuses or commissions. The eligible earnings received during the fiscal year represent the basis for the bonus calculation.

B.	BONUS TARGET is a percentage level of eligible earnings determined by each participant’s position.

C.	COMPANY PERFORMANCE FACTOR is based on the Company achieving an established a net income target. The net income target must be achieved for any bonus to be paid. The Board of Directors will approve the applicable target for each fiscal year within the first 90 days of each fiscal year.

D.	INDIVIDUAL PERFORMANCE FACTOR is based on the manager’s evaluation of the participant’s performance and contribution for the fiscal year. This factor may range from 25% to 175% of an individual’s target bonus. The assigned factor may also be a zero resulting in no bonus based on the manager’s evaluation of performance and contribution.

E.	BONUS FORMULA AND CALCULATION EXAMPLE: Assume participant with eligible earnings of $50,000 at the 5% target level, individual performance factor of 115%, and Company performance of 100% of target.
SAMPLE CALCULATION:

			Individual
Eligible Earnings	Target Incentive	Company Achievement	Performance	Annual Bonus Amount
$50,000 X	5% X	100% X	115% =	$2,875.00
In this example, the total bonus equals 5.75% of eligible earnings.
F.	BONUS PAYMENTS: Bonuses will be paid as soon as practicable after the Company announces its financial results for the fiscal year, which generally occurs in May. All bonus payments will be made net of applicable withholding taxes.

G.	TRANSFERS: Employees who are participants in the Plan and who transfer to a new position not governed by this Plan will be eligible on a pro-rata basis for the applicable period and paid as defined by the Plan. Any exceptions to the Plan must be designated in writing and approved by the Chief Executive Officer.

H.	EMPLOYMENT AT WILL: The employment of all Plan participants at RedEnvelope is for an indefinite period of time and is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between RedEnvelope, Inc. and any Plan participant.